Exhibit 99.1

Millendo Therapeutics Announces Departure of Chief Medical Officer

ANN ARBOR, Mich., June 18, 2019 — Millendo Therapeutics, Inc. (Nasdaq: MLND), a clinical-stage biopharmaceutical company developing novel treatments for orphan endocrine diseases, today announced that Pharis Mohideen, M.D., is departing the company to pursue a career opportunity closer to his home in New Jersey, allowing him to spend more time with his family.

“I am proud to have been Millendo’s Chief Medical Officer, and to have been part of the growth and success of the company for the past five years,” said Dr. Mohideen, “I leave behind an exceptional team, with a promising pipeline and a significant opportunity to have an impact in rare endocrine diseases. I look forward to following Millendo’s success in the years ahead.”

Julia C. Owens, Ph.D., President and CEO of Millendo commented, “Pharis has played a critical role in the advancement of our clinical-stage programs and supported the transformation of Millendo to a publicly traded biopharmaceutical company. I would like to thank him for his immense impact on the company and wish him success in the next chapter of his career.”

The company has initiated a search for a new CMO and is working with Dr. Mohideen on the details of his departure and transition plans for the organization. Ryan Zeidan, Ph.D., Senior Vice President of Development, will continue to lead the development activities at the company and in the interim will also oversee the medical function.

About Millendo Therapeutics, Inc.
Millendo Therapeutics is a late-stage biopharmaceutical company focused on developing novel treatments for orphan endocrine diseases where current therapies do not exist or are insufficient. As a leading orphan endocrine company, Millendo creates distinct and transformative treatments where there is a significant unmet medical need. The company is currently advancing livoletide for the treatment of Prader-Willi syndrome and nevanimibe for the treatment of classic congenital adrenal hyperplasia and endogenous Cushing’s syndrome. For more information, please visit www.millendo.com.

Millendo Investor Contact:

Stephanie Ascher

Stern Investor Relations

212-362-1200

stephanie.ascher@sternir.com

Millendo Media Contact:

Betsy Yates

MacDougall

781-235-3094

byates@macbiocom.com

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